As Filed with the Securities and Exchange Commission on July 3, 2003

File No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

DOMINION RESOURCES, INC. (Exact name of registrant as specified in its charter)	VIRGINIA (State or other jurisdiction of incorporation or organization)	54-1229715 (I.R.S. Employer Identification No.)

120 TREDEGAR STREET

RICHMOND, VIRGINIA 23219

(804) 819-2000

(Address including zip code, and telephone number, including area code, of registrant’s principal executive offices)

JAMES P. CARNEY, ASSISTANT TREASURER

PATRICIA A. WILKERSON, VICE PRESIDENT AND CORPORATE SECRETARY

DOMINION RESOURCES, INC.

120 TREDEGAR STREET, RICHMOND, VIRGINIA 23219

(804) 819-2000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a Copy to:

JAMES F. STUTTS	D. MICHAEL JONES
DOMINION RESOURCES, INC.	McGUIREWOODS LLP
120 TREDEGAR STREET	ONE JAMES CENTER
RICHMOND, VIRGINIA 23219	RICHMOND, VIRGINIA 23219

Approximate date of commencement of proposed sale to the public: From time to time after effectiveness

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, check the following box. ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Shares To be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (2)

Common Stock (without par value)	13,606,560 shares		$742,500,000	$60,069

(1)	Represents the maximum number of shares of common stock to be issued by Dominion Resources, Inc. upon the future settlement of 14,850,000 outstanding stock purchase contracts. See the Explanatory Note on the following page.
(2)	Estimated in accordance with Rule 457(a) based on the cash settlement price of the stock purchase contracts underlying the registered securities.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the SEC, acting pursuant to Section 8(a), may determine.

EXPLANATORY NOTE

All of the shares of common stock being registered hereby will be used to settle the stock purchase contracts included in our 14,850,000 stock purchase units that were outstanding as of June 30, 2003. In October 2000, we sold 8,250,000 Premium Income Equity Securities (PIES), each consisting of a stock purchase contract and a senior note. In March 2002, we sold 6,600,000 Upper DECS Equity Income Securities (Upper DECS), each also consisting of a stock purchase contract and a senior note. The stock purchase contracts obligate the holders to purchase, and us to sell, a number of shares of our common stock at a specified price in the future.

The stock purchase units trade on the NYSE under the symbols “DCP” and “D PrU”, respectively. Holders of the PIES are obligated to purchase from us up to 8,088,300 shares of our common stock by November 16, 2004 and holders of the Upper DECS are obligated to purchase from us up to 5,518,260 shares of our common stock by May 15, 2006.

The information in this prospectus is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission and has not been declared effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

Subject to Completion Dated July 3, 2003

DOMINION RESOURCES, INC.

120 Tredegar Street

Richmond, Virginia 23219

(804) 819-2000

13,606,560 shares

Common Stock

Ownership of our common stock involves risks. See “Risk Factors” on page 3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus. Any representation to the contrary is a criminal offense.

This prospectus is dated July    , 2003.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission utilizing a shelf registration process to allow holders of our outstanding stock purchase units to purchase our common stock in settlement of their stock purchase contracts. As of June 30, 2003 we had 14,850,000 outstanding stock purchase units. This includes 8,250,000 Premium Income Equity Securities (PIES) sold in October 2000 obligating holders to purchase from us up to 8,088,300 shares of our common stock by November 16, 2004 and 6,600,000 Upper DECS Equity Income Securities (Upper DECS) sold in March 2002 obligating holders to purchase from us up to 5,518,260 shares of our common stock by May 15, 2006. You should read this prospectus together with additional information described under the heading WHERE YOU CAN FIND MORE INFORMATION.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room in Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may also read and copy these documents at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities:

•	Annual Report on Form 10-K for the year ended December 31, 2002 which should be read along with our Current Report on Form 8-K filed May 9, 2003 providing certain financial information that has been reformatted to reflect the transfer of our electric transmission operations to the Dominion Energy segment from the Dominion Delivery segment effective January 1, 2003;

•	Quarterly report on Form 10-Q for the Quarter ended March 31, 2003;

•	Current Reports on Form 8-K filed January 23, 2003, February 11, 2003, March 4, 2003, May 9, 2003 and May 21, 2003; and

•	the description of our common stock contained in Form 8-B (Item 4) dated April 29, 1983.

You may request a copy of these filings at no cost, by writing or telephoning us at Dominion, 120 Tredegar Street, Richmond, Virginia 23219, (804) 819-2000.

You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this prospectus or the date of the document in which incorporated information appears.

FORWARD LOOKING INFORMATION

We have included certain information in this prospectus which is “forward looking information” as defined by the Private Securities Litigation Reform Act of 1995. Examples include discussions as to our expectations, beliefs, plans, goals, objectives and future financial or other performance or assumptions concerning matters discussed in this document. This information, by its nature, involves estimates, projections, forecasts and uncertainties that could cause actual results or outcomes to differ substantially from those expressed.

Our business is influenced by many factors that are difficult to predict, involve uncertainties that may materially affect actual results and are often beyond our ability to control. We have identified a number of these factors in our most recent Quarterly Report on Form 10-Q, under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Risk Factors and Cautionary Statements That May Affect Future Results”, which is incorporated by reference in this prospectus, and we refer you to that report for further information. The factors include weather conditions; governmental regulations; cost of environmental compliance; inherent risk in the operation of nuclear facilities; fluctuations in energy-related commodities prices and the effect these could have on our earnings, liquidity position and the underlying value of our assets; trading counterparty credit risk; capital market conditions, including price risk due to marketable securities held as investments in trusts and benefit plans; fluctuations in interest rates; changes in rating agency requirements or ratings; changes in accounting standards; the risks of operating businesses in regulated industries that are in the process of becoming deregulated; the transfer of control over electric transmission facilities to a regional transmission organization; completing the divestiture of Dominion Capital, Inc. and CNG International; collective bargaining agreements and labor negotiations; and political and economic conditions (including inflation rates). Although we strive to mitigate market risk through our risk management activities, changes in commodity prices can have an adverse impact on our earnings and asset values.

RISK FACTORS

Our business is influenced by many factors that are difficult to predict, involve uncertainties that may materially affect actual results and are often beyond our control. We have identified a number of these factors in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2003 under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Risk Factors and Cautionary Statements That May Affect Future Results,” which is specifically incorporated by reference into this prospectus. See WHERE YOU CAN FIND MORE INFORMATION on page 2 in this prospectus.

DOMINION

Dominion is a fully integrated gas and electric energy holding company headquartered in Richmond, Virginia. As of

March 31, 2003, we had approximately $42.3 billion in assets.

Our primary operating segments are:

Dominion Energy—Dominion Energy manages our 24,000 megawatt portfolio of electric power generation assets, our 7,900 miles of gas transmission pipeline, our 6,000 miles of electric transmission lines and an approximately 960 billion cubic foot natural gas storage network. It also guides our generation growth strategy and our commodity trading, marketing and risk management activities. We currently operate generation facilities in Connecticut, Illinois, Indiana, North Carolina, Ohio, Pennsylvania, Virginia and West Virginia. Dominion Energy also manages our Cove Point, Maryland liquified natural gas facility.

Dominion Delivery—Dominion Delivery manages our local electric and gas distribution systems serving 3.8 million customers and our customer service operations. We currently operate transmission and distribution systems in Virginia, West Virginia, North Carolina, Pennsylvania and Ohio. Dominion Delivery also includes our managing equity interest in Dominion Fiber Ventures, LLC, which owns Dominion Telecom with its 16,900 route-mile fiber optic network (including 6,700 route-miles of lit fiber) and related telecommunications and advanced data services located principally in the eastern half of the United States.

Dominion Exploration & Production—Dominion Exploration & Production manages our onshore and offshore oil and gas exploration and production activities. With approximately 6.1 trillion cubic feet of proved natural gas equivalent reserves and 450 billion cubic feet of annual production,

Dominion Exploration & Production is one of the nation’s largest independent oil and gas operators. We operate on the outer continental shelf and deep water areas of the Gulf of Mexico, western Canada, the Appalachian Basin, the Permian Basin, the Mid-Continent Region and other selected regions in the continental United States.

Principal Subsidiaries

Dominion’s principal legal subsidiaries include Virginia Electric and Power Company (Dominion Virginia Power), a regulated public utility engaged in the generation, transmission, distribution and sale of electric energy in Virginia and northeastern North Carolina, Consolidated Natural Gas Company (CNG), a producer, transporter, distributor and retail marketer of natural gas serving customers in Pennsylvania, Ohio, West Virginia, New York and various cities in the Northeast and Mid-Atlantic and Dominion Energy, Inc., an independent power and natural gas subsidiary.

Other

Because of the changes our industry is undergoing, we continue to encounter opportunities for acquisitions of assets and business combinations that would be consistent with our strategic principles. We regularly investigate any opportunities we learn about that may increase shareholder value or build on our existing asset platform. We often participate in bidding and negotiating processes for those transactions. Any acquisitions or combinations of this type will likely require us to access external financing sources or issue additional equity. Additionally, recent capital conditions in our industry have weakened some of our competitors and may require some of our competitors to divest assets, which may increase acquisition opportunities for us.

Dominion’s address and telephone number are: 120 Tredegar Street, Richmond, Virginia 23219, telephone (804) 819-2000.

For additional information about our company, see WHERE YOU CAN FIND MORE INFORMATION on page 2.

USE OF PROCEEDS

We have already received proceeds from the sale of the PIES and Upper DECS stock purchase units. Proceeds we receive upon the future settlement of the stock purchase contracts related to the PIES and Upper DECS will be used for general corporate purposes. We expect most holders to settle their stock purchase contracts with proceeds from the remarketing of their senior notes.

COMMON STOCK PRICE RANGE AND DIVIDENDS

Our common stock is listed on the New York Stock Exchange under the symbol “D”. The following table sets forth the range of intra-day high and low sale prices, as reported on the NYSE Composite Tape, and the cash dividends declared on the common stock for the periods indicated:

Price Range	High	Low	Dividends
2000
First Quarter	$43 1/8	$34 13/16	$0.645
Second Quarter	47 1/2	38 1/16	0.645
Third Quarter	59 13/16	42 13/16	0.645
Fourth Quarter	67 15/16	50 3/4	0.645
2001
First Quarter	$68.00	$55.31	$0.645
Second Quarter	69.99	59.47	0.645
Third Quarter	64.15	55.13	0.645
Fourth Quarter	62.97	55.30	0.645
2002
First Quarter	$65.97	$56.39	$0.645
Second Quarter	67.06	60.59	0.645
Third Quarter	66.15	47.97	0.645
Fourth Quarter	55.74	35.40	0.645
2003
First Quarter	$58.62	$51.74	$0.645
Second Quarter	65.95	54.75	0.645
Third Quarter (through July 2, 2003)	64.28	63.50	—

On July 2, 2003, the reported last sale price of the common stock on the NYSE was 64.28 per share.

Dividends on our common stock are paid as declared by Dominion’s board of directors. On April 25, 2003 our board of directors declared a dividend of $0.645 per share payable on June 20, 2003 to shareholders of record on May 30, 2003. Dividends are typically paid on the 20th of March, June, September and December. Dividends can be paid by check or electronic deposit, or may be reinvested.

As of June 30, 2003, we had approximately 323.1 million shares of common stock outstanding.

BACKGROUND OF STOCK PURCHASE UNITS

We have outstanding 14,850,000 stock purchase units including 8,250,000 PIES and 6,600,000 Upper DECS. Each unit consists of two parts:

•	a purchase contract for Dominion’s common shares; and

•	a senior note.

Purchase Contract

The purchase contract creates a contractual arrangement between the holder and Dominion for the purchase of Dominion’s common shares.

Under the purchase contract, holders are obligated to purchase, for each unit, common shares at a purchase price of $50 per share. Holders of the PIES are not obligated to pay the purchase price, and will not receive common shares, before November 16, 2004 which is the purchase contract settlement date for the PIES. Holders of the Upper DECS are not obligated to pay the purchase price, and will not receive common shares, before May 15, 2006, which is the purchase contract settlement date for the Upper DECS.

The number of common shares that holders of the PIES and Upper DECS will be entitled to receive on their respective purchase contract settlement dates will depend on the average closing price of our common stock over a 20 trading-day period prior to the date. Until holders actually purchase the common shares, their obligation to pay the $50 purchase price will be secured by the senior note that is a part of their stock purchase units and which is pledged as collateral.

Number of Common Shares Purchased

Unless holders of the PIES and Upper DECS elect to settle their purchase contracts early, the number of common shares received under each purchase contract will depend on the average of the closing price per share (or the last reported sale price, if no closing price is reported) of the common shares as reported on the New York Stock Exchange for a period of 20 trading days ending on the third trading day prior to the purchase contract settlement date. If, for any trading day, the trading of the common shares is suspended, or if the common shares do not trade at least once on the NYSE on that day, then that day will not be considered to be part of the 20-trading day period.

The number of common shares holders of PIES will receive for each unit will be determined by one of the following settlement rates:

•	if the average closing price of our common stock equals or exceeds $61.20, holders of PIES will receive 0.8170 common shares;

•	if the average closing price is less than $61.20 but greater than $51.00, holders of PIES will receive a number of common shares equal to $50 divided by the average closing price, rounded upward or downward to the nearest 1/10,000th of a share; and

•	if the average closing price is less than or equal to $51.00, holders of PIES will receive 0.9804 common shares.

The number of common shares holders of Upper DECS will receive for each unit will be determined by one of the following settlement rates:

•	if the average closing price of our common stock equals or exceeds $81.33,

holders of Upper DECS will receive 0.6148 common shares;

•	if the average closing price is less than $81.33 but greater than $59.80, holders of Upper DECS will receive a number of common shares equal to $50 divided by the average closing price, rounded upward or downward to the nearest 1/10,000th of a share; and

•	if the average closing price is less than or equal to $59.80, holders of Upper DECS will receive 0.8361 common shares.

In certain circumstances for both the PIES and Upper DECS, the applicable settlement rate will be subject to adjustment.

Early Settlement

Holders may satisfy their obligation to purchase common shares under their purchase contracts before their respective purchase contract settlement dates.

DESCRIPTION OF COMMON STOCK

Capital Stock

As of June 30, 2003, our authorized capital stock was 520,000,000 shares. The authorized shares consisted of 500,000,000 of common stock of which approximately 323.1 million shares were outstanding as of June 30, 2003. The authorized shares also include 20,000,000 shares of preferred stock, of which 665,000 shares have been issued to and are held by a wholly owned subsidiary trust. No holder of shares of common stock or preferred stock has any preemptive rights.

Listing

Our outstanding shares of common stock are listed on the New York Stock Exchange under the symbol “D”. Any additional common stock we issue will also be listed on the NYSE.

Dividends

Common shareholders may receive dividends when declared by the Board of Directors. Dividends may be paid in cash, stock or other form. In certain cases, common shareholders may not receive dividends until we have satisfied our obligations to any preferred shareholders. Under certain circumstances, principally when interest payments on our junior subordinated debentures have been deferred, the indenture for our junior subordinated debentures also restricts our ability to pay cash dividends.

Fully Paid

All outstanding shares of common stock are fully paid and non-assessable. Any additional common stock we issue will also be fully paid and non-assessable.

Voting Rights

Each share of common stock is entitled to one vote in the election of directors and other matters. Common shareholders are not entitled to cumulative voting rights.

Other Rights

We will notify common shareholders of any shareholders’ meetings according to applicable law. If we liquidate, dissolve or wind up our business, either voluntarily or not, common shareholders will share equally in the assets remaining after we pay our creditors and preferred shareholders.

Transfer Agents and Registrars

We, along with Continental Stock Transfer & Trust Company, are transfer agent and registrar. You may contact us at the address listed on page 2 or Continental located at 17 Battery Place, New York, New York 10004.

VIRGINIA STOCK CORPORATION ACT AND THE ARTICLES AND THE BYLAWS

General

We are a Virginia corporation subject to the Virginia Stock Corporation Act (the Virginia Act). Provisions of the Virginia Act, in addition to provisions of our Articles of Incorporation and Bylaws, address corporate governance issues, including the rights of shareholders. Some of these provisions could hinder management changes while others could have an anti- takeover effect. This anti-takeover effect may, in some circumstances, reduce the control premium that might otherwise be reflected in the value of our common stock. If you are buying this stock as part of a short-term investment strategy, this might be especially important to you.

We have summarized the key provisions below. You should read the actual provisions of our Articles and Bylaws and the Virginia Act that relate to your individual investment strategy.

Business Combinations

Our Articles require that any merger, share exchange or sale of substantially all of the assets of the Company be approved by a plurality of the shares represented at a meeting where a quorum is present. Abstentions and broker non-votes have the same effect as a vote against the matter.

Article 14 of the Virginia Act contains several provisions relating to transactions with interested shareholders. Interested shareholders are holders of more than 10% of any class of a corporation’s outstanding voting shares. Transactions between a corporation and an interested shareholder are referred to as affiliated transactions. The Virginia Act requires that material affiliated transactions must be approved by at least two-thirds of the shareholders not including the interested shareholder. Affiliated transactions requiring this two-thirds approval include mergers, share exchanges, material dispositions of corporate assets, dissolution or any reclassification of securities or merger of the corporation with its subsidiaries which increases the percentage of voting shares owned by an interested shareholder by more than five percent.

For three years following the time that a shareholder becomes an interested shareholder, a Virginia corporation cannot engage in an affiliated transaction with the interested shareholder without approval of two-thirds of the disinterested voting shares, and majority approval of disinterested directors. A disinterested director is a director who was a director on the date on which an interested shareholder became an interested shareholder or was recommended for election or elected by a majority of the disinterested directors then on the board.

After three years, the approval of the disinterested directors is no longer required.

The provisions of the Virginia Act relating to affiliated transactions do not apply if a majority of disinterested directors approve the acquisition of shares making a person an interested shareholder.

The Virginia Act permits corporations to opt out of the affiliated transactions provisions. We have not opted out.

The Virginia Act also contains provisions regulating certain control share acquisitions, which are transactions causing the voting strength of any person acquiring beneficial ownership of shares of a public corporation in Virginia to meet or exceed certain threshold voting percentages (20%, 33 1/3%, or 50%). Shares acquired in a control share acquisition have no voting rights unless the voting rights are granted by a majority vote of all outstanding shares other than those held by the acquiring person or any officer or employee-director of the corporation. The acquiring person may require that a special meeting of the shareholders be held to consider the grant of voting rights to the shares acquired in the control share acquisition.

Our Bylaws give us the right to redeem the shares purchased by an acquiring person in a control share acquisition. We can do this if the acquiring person fails to deliver a statement to us listing information required by the Virginia Act or if our shareholders vote not to grant voting rights to the acquiring person.

The Virginia Act permits corporations to opt out of the control share acquisition provisions. We have not opted out.

Directors’ Duties

The standards of conduct for directors of Virginia corporations are listed in Section 13.1-690 of the Virginia Act. Directors must discharge their duties in accordance with their good faith business judgment of the best interests of the corporation. Directors may rely on the advice or acts of others, including officers, employees, attorneys, accountants and board committees if they have a good faith belief in their competence. Directors’ actions are not subject to a reasonableness or prudent person standard. Virginia’s federal and state courts have focused on the process involved with directors’ decision-making and are generally supportive of directors if they have based their decision on an informed process. These elements of Virginia law could make it more difficult to take over a Virginia corporation than corporations in other states.

Board of Directors

Members of our Board of Directors serve one-year terms and are elected annually. Directors may be removed from office for cause by the vote of two-thirds of the outstanding shares entitled to vote.

Shareholder Proposals and Director Nominations

Our shareholders can submit shareholder proposals and nominate candidates for the Board of Directors if the shareholders follow advance notice procedures described in our Bylaws.

To nominate directors, shareholders must submit a written notice to our corporate secretary at least 60 days before a scheduled meeting. The notice must include the name and address of the shareholder and of the nominee, a description of any arrangements between the shareholder and the nominee, information about the nominee required by the SEC, the written consent of the nominee to serve as a director and other information.

Shareholder proposals must be submitted to our corporate secretary at least 90 days before the first anniversary of the date of our last annual meeting. The notice must include a description of the proposal, the reasons for presenting the proposal at the annual meeting, the text of any resolutions to be presented, the shareholder’s name and address and number of shares held and any material interest of the shareholder in the proposal.

Director nominations and shareholder proposals that are late or that do not include all required information may be rejected. This could prevent shareholders from bringing certain matters before an annual or special meeting, including making nominations for directors.

Meetings of Shareholders

Under our Bylaws, meetings of the shareholders may be called only by the chairman of the board, the vice chairman, the president or a majority of the Board of Directors. This provision could have the effect of delaying until the next annual shareholders’ meeting shareholder actions which are favored by the holders of a majority of our outstanding voting securities, because such holders would be able to take action as shareholders, such as electing new directors or approving a merger, only at a duly called shareholders’ meeting.

Amendment of Articles

Generally, our Articles may be amended by a plurality of the shares represented at a meeting where a quorum is present. Some provisions of the Articles, however, may only be amended or repealed by a vote of at least two-thirds of the outstanding shares entitled to vote.

Indemnification

We indemnify our officers and directors to the fullest extent permitted under Virginia law against all liabilities incurred in connection with their service to us.

Limitation of Liability

Our Articles provide that our directors and officers will not be personally liable for monetary damages to us for breaches of their fiduciary duty as directors or officers, unless they violated their duty of loyalty to us or our shareholders, acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper personal benefit from their action as directors or officers. This provision applies only to claims against directors or officers arising out of their role as directors or officers and not in any other capacity. Directors and officers remain liable for violations of the federal securities laws and we retain the right to pursue legal remedies other than monetary damages, such as an injunction or rescission for breach of the officer’s or director’s duty of care.

PLAN OF DISTRIBUTION

Shares of common stock offered by this prospectus will be sold directly to holders of our PIES and Upper DECs stock purchase units in settlement of their stock purchase contracts. No underwriters or agents will be involved.

We estimate that our out of pocket expenses for this registration will be approximately $135,000.

LEGAL OPINIONS

McGuireWoods LLP, counsel to Dominion, has issued an opinion about the legality of the common stock. As of June 30, 2003, partners of McGuireWoods LLP own less than one half of one percent of our common stock.

EXPERTS

The financial statements and the related financial statement schedules incorporated in this prospectus by reference from the Company’s Current Report on Form 8-K filed May 9, 2003, for the year ended December 31, 2002, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, (which reports expressed an unqualified opinion and included an explanatory paragraph as to changes in accounting principle for: goodwill and other intangible assets in 2002, derivative instruments and hedging activities in 2001, and method of accounting used to develop the market-related value of pension plan assets in 2000), and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.    Other Expenses of Issuance and Distribution.

Estimated
Securities and Exchange Commission Fee (Actual).	$60,069
Transfer Agent and Registrar Fees	25,000
Printing Expenses	10,000
Accountants’ Fees	5,000
New York Stock Exchange Listing Fee	20,000
Counsel Fees	10,000
Miscellaneous	5,000

Total	$135,069

Item 15.    Indemnification of Directors and Officers.

Article VI of Dominion’s Articles of Incorporation mandates indemnification of its directors and officers to the full extent permitted by the Virginia Stock Corporation Act (the Virginia Act) and any other applicable law. The Virginia Act permits a corporation to indemnify its directors and officers against liability incurred in all proceedings, including derivative proceedings, arising out of their service to the corporation or to other corporations or enterprises that the officer or director was serving at the request of the corporation, except in the case of willful misconduct or a knowing violation of a criminal law. Dominion is required to indemnify its directors and officers in all such proceedings if they have not violated this standard.

In addition, Article VI of Dominion’s Articles of Incorporation limits the liability of its directors and officers to the full extent permitted by the Virginia Act as now and hereafter in effect. The Virginia Act places a limit on the liability of a director or officer in derivative or shareholder proceedings equal to the lesser of (i) the amount specified in the corporation’s articles of incorporation or a shareholder-approved bylaw; or (ii) the greater of (a) $100,000 or (b) twelve months of cash compensation received by the director or officer. The limit does not apply in the event the director or officer has engaged in willful misconduct or a knowing violation of a criminal law or a federal or state securities law. The effect of Dominion’s Articles of Incorporation, together with the Virginia Act, is to eliminate liability of directors and officers for monetary damages in derivative or shareholder proceedings so long as the required standard of conduct is met.

Dominion has purchased directors’ and officers’ liability insurance policies. Within the limits of their coverage, the policies insure (1) the directors and officers of Dominion against certain losses resulting from claims against them in their capacities as directors and officers to the extent that such losses are not indemnified by Dominion and (2) Dominion to the extent that it indemnifies such directors and officers for losses as permitted under the laws of Virginia.

Item 16.    Exhibits.

Exhibit No.	Description of Document

3.1	Articles of Incorporation as in effect on August 9, 1999 as amended effective March 12, 2001 (incorporated by reference from Exhibit 3.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2002, File No. 1-8489).

3.2	Bylaws as in effect since October 20, 2000 (incorporated by reference from Exhibit 3 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2000, File No. 1-8489).

5.1	Opinion of McGuireWoods LLP, counsel to Dominion Resources, Inc., with respect to the Common Stock.

23.1	Consent of McGuireWoods LLP (contained in Exhibit 5.1).

23.2	Consent of Deloitte & Touche LLP.

23.3	Consent of Ralph E. Davis Associates, Inc. (incorporated by reference from Exhibit 23.2 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2002, File No. 1-8489).

23.4	Consent of Ryder Scott Company, L.P. (incorporated by reference from Exhibit 23.3 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2002, File No. 1-8489).

24	Powers of Attorney (included herein).

Item 17.    Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b), if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of such registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant agrees that it will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(6) The undersigned registrant hereby further undertakes:

(i) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule

430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(ii) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3, and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Richmond, the Commonwealth of Virginia, on the 2nd day of July 2003.

DOMINION RESOURCES, INC.

By:	/s/ Thos. E. Capps
(Thos. E. Capps, Chairman of the Board of Directors, President and Chief Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated and on the 2nd of July 2003. The officers and directors whose signatures appear below hereby constitute Patricia A. Wilkerson, Karen W. Doggett, James F. Stutts or Mark O. Webb, any one of whom may act, as their true and lawful attorneys-in-fact, with full power to sign on their behalf individually and in each capacity stated below and file all amendments and post-effective amendments to the registration statement making such changes in the registration statement as the registrant deems appropriate.

Signature	Title

/s/ Susan B. Allen Susan B. Allen	Director

/s/ Peter W. Brown Peter W. Brown	Director

/s/ Ronald J. Calise Ronald J. Calise	Director

/s/ Thos. E. Capps Thos. E. Capps	Chairman of the Board of Directors, President and Chief Executive Officer

/s/ George A. Davidson, Jr. George A. Davidson, Jr.	Director

/s/ John W. Harris John W. Harris	Director

/s/ Robert S. Jepson, Jr. Robert S. Jepson, Jr.	Director

Signature	Title

/s/ Benjamin J. Lambert, III Benjamin J. Lambert, III	Director

/s/ Richard L. Leatherwood Richard L. Leatherwood	Director

/s/ Margaret A. McKenna Margaret A. McKenna	Director

/s/ K. A. Randall K. A. Randall	Director

/s/ Frank S. Royal Frank S. Royal	Director

/s/ S. Dallas Simmons S. Dallas Simmons	Director

/s/ Robert H. Spilman Robert H. Spilman	Director

/s/ David A. Wollard David A. Wollard	Director

/s/ Thomas N. Chewning Thomas N. Chewning	Executive Vice President and Chief Financial Officer

/s/ Steven A. Rogers Steven A. Rogers	Vice President and Controller (Principal Accounting Officer)